Exhibit 10.35

[Date]

PERSONAL & CONFIDENTIAL

[Name]

[Location]

Subject:     yyyy Restricted Stock Award (Please retain this for your records)

Dear [Name]:

The Management Development and Compensation Committee of the Board of Directors granted you a Restricted Stock Award effective mm/dd/yyyy. This award consists of xxxx shares of Restricted Stock of Armstrong World Industries, Inc. (“AWI” or the “Company”). This award is made under the Company’s 2006 Long-Term Incentive Plan (the “Plan”). This award represents the long-term incentive component of Armstrong’s senior management compensation program for yyyy.

This award is subject to all terms and conditions stated in the Plan and in this letter. In the event of any question or dispute concerning this grant, the decisions and interpretations of the Committee administering the Plan will be binding, conclusive and final.

A copy of the Plan is enclosed. Also enclosed is the Plan Summary which, together with the Company’s current Form 10-K Annual Report, constitutes part of the prospectus covering the securities. Form 10-K Annual Reports can be found on the Armstrong CorkBoard or Armstrong.com. You can also request a paper copy from the Treasurer’s Office.

These shares of AWI common stock are being registered in your name pending distribution following the specified restriction period, and are subject to forfeiture in accordance with the terms of this grant. While you have the right to vote the shares, during the restriction period these shares may not be pledged, sold or transferred other than by will or the laws of descent and distribution. To facilitate this, you must sign and return the enclosed stock power covering these shares.

The Restriction Periods applicable to this grant are as follows:

Number of Shares	End of Restriction Period
xxxx	mm/dd/yyyy
xxxx	mm/dd/yyyy
xxxx	mm/dd/yyyy

As indicated above, restrictions will lapse on your Restricted Stock Award in three equal installments in two, three and four years from the grant date. If you remain employed by Armstrong when the restrictions lapse, you will receive unrestricted ownership of the respective Restricted Stock Award installment. The Committee may accelerate or waive such restrictions, in whole or in part, based on service and such other factors as the Committee may determine. If AWI makes cash dividend payments to holders of AWI common stock during the restriction period, you will accrue an amount equal to the dividend payment in a non-interest bearing account. You will receive a cash payment for the accrued dividends when the restrictions lapse on the underlying Restricted Stock Award. In the event of a Change in Control of AWI, all shares of Restricted Stock and accrued dividends will become free of restrictions.

If you terminate employment due to voluntary resignation or retirement without “Good Reason” (as defined below) or if you are involuntarily terminated, you will forfeit all shares of Restricted Stock and accrued dividends. Retirement is defined as termination from Armstrong at age 55 or higher following five years of service. In the event of your death, long-term disability, or resignation or retirement for Good Reason, all shares of Restricted Stock and accrued dividends will become free of restrictions.

Good Reason for purposes of this Restricted Stock Award is defined as the occurrence of any one of the following events which occurs prior to mm/dd/yyyy:

•	the assignment to the manager of any duties which constitutes a significant reduction in the manager’s responsibilities or any demotion of the manager
•	a reduction by the Company of more than 10% to the sum of the manager’s annual base salary and short-term incentive target award
•	the relocation of the manager’s place of employment by more than 50 miles unless such relocation is closer to the manager’s residence
•	the involuntary termination of the manager in connection with the sale of a business

A stock certificate for the shares will be distributed to you following the expiration of the restriction period or when the shares are otherwise free of restrictions. In accordance with Section 18 of the Plan, you may elect to satisfy your tax withholding obligations by requesting that the Company withhold shares of stock that would otherwise be delivered to you. Otherwise, as a condition to receive the shares, you must remit to the Company all applicable taxes required to be withheld in connection with this grant.

Also enclosed for your review is an IRC Section 83(b) Description concerning your choice to recognize income for federal income tax purposes now rather than when the restrictions lapse. You should consult with your personal tax advisor on the merits and risks of making an 83(b) election.

Forfeiture of Awards

The Plan provisions described under Section 13, Certain Termination of Employment; Forfeitures, limit your rights to receive payment of Restricted Stock under certain circumstances. Events that may result in forfeiture of these grants include termination for willful, deliberate or gross misconduct, or post-termination engagement in any business or employment determined to be competitive with or substantially injurious to the Company’s business interest. These forfeiture provisions will apply for a period of two years following your termination of employment.

Please contact Human Resources if you have questions regarding these documents.

Sincerely,
(s/ )

Chairman and Chief Executive Officer